UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2004

MATTSON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21970	77-0208119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47131 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 657-5900

Item 5. Other Events and Regulation FD Disclosure

On January 28, 2004, we announced its financial results for the fourth quarter and year ended December 31, 2004.

Net sales for the quarter were $43.4 million, a 33% increase from $32.6 million in the third quarter of 2003, and a 12 % decrease from $49.2 million in the fourth quarter of 2002. Net sales for the fourth quarter of 2003 consisted of $39.1 million in sales of RTP and Strip products, royalties of $3.0 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. (“DNS”), and $1.3 million recognized upon customer acceptance of a wet tool excluded from the divestiture of the wet products division. Net sales in the fourth quarter of 2002 included sales of products from the wet products division, which Mattson divested on March 17, 2003. Net sales of RTP and Strip products were $29.6 million for the third quarter of 2003, and $22.9 million for the fourth quarter of 2002. Net sales of RTP and Strip products in the fourth quarter of 2003 increased 32% compared to the third quarter of 2003, and increased 71 % compared to the fourth quarter of 2002.

Net income for the fourth quarter of 2003 was $1.1 million, or $0.02 per share, compared to a net loss of $3.9 million or $(0.09) per share for the third quarter of 2003, and a net loss of $31.9 million or $(0.71) per share for the fourth quarter of 2002. The third quarter 2003 loss included a $0.5 million charge related to restructuring, and the fourth quarter 2002 loss included an $11.1 million charge related to restructuring.

Shipments for the quarter were $42.1 million, a 77% increase from $23.8 million in the third quarter of 2003, and an increase of $1.6 million from $40.5 million in the fourth quarter of 2002. Again, shipment in the fourth quarter of 2002 included products from the wet products division.

Gross margin for the fourth quarter of 2003 was 41.7%, an increase of 2.6 percentage points from 39.1% for the third quarter of 2003, and an increase of approximately 21 percentage points from 20.5% gross margin for the fourth quarter of 2002.

Net bookings for the fourth quarter of 2003 were $48.5 million, a 24% increase from $39.0 million in the third quarter of 2003, and a 10% increase from $44.2 million in the fourth quarter of 2002, which included bookings from the wet products division. Net bookings in the fourth quarter of 2003 resulted in a book-to-bill ratio of 1.15 to 1.0.

Operating expenses were down for the fourth consecutive quarter. The $16.6 million of operating expenses in the fourth quarter of 2003 was $1.3 million lower than in the previous quarter. Operating expenses for the quarter were $16.6 million, a decrease of about $1.3 million from $17.9 million in expenses for the third quarter of 2003, and a decrease of $25.5 million from the $42.1 million in expenses for the fourth quarter of 2002. The $1.3 million reduction achieved in the fourth quarter of 2003 is attributable to additional cost-reduction efforts and cost sharing with an alliance partner in connection with an R&D project scheduled for completion this year.

Deferred revenue, which represents tools shipped and awaiting customer acceptance and pre-paid royalties received from DNS, was $38.7 million at the end of the fourth quarter of 2003, $10.2 million higher than the balance of $28.5 million at the end of the third quarter of 2003, and $70.0 million lower than the balance of $108.7 million at the end of 2002, which included wet products. The $38.7 million in deferred revenue includes $17.7 million in payments related to DNS royalties. The decline in deferred revenue compared to the fourth quarter of 2002 results primarily from the sale of the wet products division, which had accounted for the majority of our deferred revenue.

Net sales for fiscal 2003 were $174.3 million, a decrease of 14% from fiscal 2002 net sales of $203.5 million. Net sales of RTP and Strip products for fiscal 2003 were $128.7 million, an increase of 8% from fiscal 2002 net sales of RTP and Strip products of $119.7 million.

Net loss for 2003 decreased 70% compared to 2002. Net loss for fiscal 2003 was $28.4 million or $(0.63) per share, compared to a fiscal 2002 net loss of $94.3 million or $(2.23) per share. Net loss for fiscal 2003 includes restructuring charges of $0.5 million and a loss on the disposition of the wet products division of $10.3 million, and net loss for fiscal 2002 includes restructuring charges of $17.3 million.

Shipments for fiscal 2003 were $131.4 million, a 25% decrease from shipments of $174.6 million in fiscal 2002. Results in fiscal 2002 and the first quarter of 2003 included shipments of products from the wet products division.

Gross margin for fiscal 2003 was 35.3%, an increase of approximately 15 percentage points from 19.9% for fiscal 2002.

Operating expenses for fiscal 2003 were $79.9 million, a decrease of about $67.6 million from the $147.5 million operating expenses in fiscal 2002. The significant reduction in operating expenses in fiscal 2003 is primarily attributable to cost savings resulting from the divestiture of the wet products division and additional cost-reduction efforts.

We ended fiscal 2003 with cash, cash equivalents and restricted cash of $77.6 million, a decrease of $5.9 million from $83.5 million at September 28, 2003, and a decrease of $11.4 million from $89.0 million at the end of fiscal 2002. During the fourth quarter of 2003, we received a $6.0 million payment from DNS. In addition, we made payment of $4.4 million to SCP towards our remaining obligation. Working capital at the end of fiscal 2003 increased to $56.9 million from $48.9 million at September 28, 2003, and decreased from $62.1 million at December 31, 2002. We ended fiscal 2003 with no long-term debt on the balance sheet.

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		YEAR ENDED
	DEC. 31,	DEC. 31,	DEC. 31,	DEC. 31,
	2003	2002	2003	2002
Net sales	$43,376	$49,244	$174,302	$203,520
Cost of sales	25,288	39,160	112,783	163,063

Gross margin	18,088	10,084	61,519	40,457

Operating expenses:
Research, development and engineering	4,272	8,480	22,988	37,395
Selling, general and administrative	11,983	20,965	54,292	86,218
Amortization of intangibles	328	1,530	2,151	6,591
Restructuring and other charges	—	11,136	489	17,307

Total operating expenses	16,583	42,111	79,920	147,511

Income (loss) from operations	1,505	(32,027)	(18,401)	(107,054)
Loss on disposition of Wet Business	—	—	(10,257)	—
Interest and other income (expense), net	(212)	(1,088)	653	12,636

Income (loss) before provision for income taxes	1,293	(33,115)	(28,005)	(94,418)
Provision (benefit) for income taxes	208	(1,180)	350	(147)

Net income (loss)	$1,085	$(31,935)	$(28,355)	$(94,271)

Net income (loss) per share:
Basic	$0.02	$(0.71)	$(0.63)	$(2.23)

Diluted	$0.02	$(0.71)	$(0.63)	$(2.23)

Shares used in computing net income (loss) per share:
Basic	45,245	44,753	44,997	42,239

Diluted	47,249	44,753	44,997	42,239

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

ASSETS

	Dec. 31, 2003	Dec. 31, 2002

Current assets:
Cash and cash equivalents	$77,115	$87,879
Restricted cash	509	1,105
Accounts receivable, net	34,260	34,834
Advance billings	20,684	27,195
Inventories	27,430	50,826
Inventories—delivered systems	6,549	47,444
Prepaid expenses and other current assets	12,995	13,676

Total current assets	179,542	262,959
Property and equipment, net	16,211	18,855
Goodwill	8,239	12,675
Intangibles, net	2,626	15,254
Other assets	769	2,416

Total assets	$207,387	$312,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,340	$14,346
Accrued liabilities	62,608	77,795
Deferred revenue	38,680	108,698

Total current liabilities	122,628	200,839

Long-term liabilities:
Deferred income taxes	1,055	5,215

Total long-term liabilities	1,055	5,215

Total liabilities	123,683	206,054

Stockholders’ equity:
Common stock	45	45
Additional paid-in capital	546,099	542,482
Accumulated other comprehensive income	9,468	7,131
Treasury stock	(2,987)	(2,987)
Accumulated deficit	(468,921)	(440,566)

Total stockholders’ equity	83,704	106,105

	$207,387	$312,159

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 28, 2004 *

* Pursuant to Item 12 of Form 8-K, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 12. Results of Operations and Financial Condition

On January 28, 2004, Mattson Technology, Inc. (the “Company”) issued a press release regarding the Company’s financial results for its fourth fiscal quarter and year ended December 31, 2003. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTSON TECHNOLOGY, INC.

Date: January 28, 2004	By:	/s/ Ludger Viefhues

Ludger Viefhues, Executive Vice President and Chief Financial Officer

3

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 28, 2004 *

* Pursuant to Item 12 of Form 8-K, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing